As Filed with the Securities and Exchange Commission on ______________________	Registration No. ___________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
----------------------
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

--------------------------

LOCATE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Province of Alberta, Canada (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

3124 Parsons Road
Edmonton, Alberta
Canada T6N 1L6
(Address of principal executive offices, including Postal Code)

Registrant's area code and telephone number:(780) 408-2569

Conrad C. Lysiak
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [    ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [    ]

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Offering Price per Share [1]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock without par value to be sold by the Company	500,000	$1.00	$500,000	$63.35

Common stock, without par value, to be sold by Selling Shareholders	11,322,463	$1.00	$11,322,463	$1,434.56

Total	11,822,463	$1.00	$11,822,463	$1,497.91

[1] Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.
Dated November 10, 2005.

PROSPECTUS

LOCATE TECHNOLOGIES INC.
500,000 SHARES OF COMMON STOCK AND
11,322,463 SHARES BEING SOLD BY SELLING SHAREHOLDERS

This is an initial public offering of common shares of Locate Technologies Inc. 500,000 shares of common stock are being sold by us and 11,322,463 shares are being sold by Selling Shareholders.

Prior to this offering, there has been no public market for the common shares. The initial public offering price per share will be $1.00.

See "Risk Factors" beginning on page 7 to read about factors you should consider before buying common shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Offering Price	Expenses	Proceeds after Expenses
Per share	$1.00	$0.15	$0.85
Shares offered by us	$500,000	$75,000	$425,000
Shares offered by Selling Shareholders	$11,322,463	$0	$11,322,463

We intend to sell 500,000 common shares and the selling shareholders identified in this prospectus intend to sell 11,322,463 at the initial public offering price. Locate Technologies will not receive any of the proceeds from the sale of the shares sold by the selling shareholders.

Prospectus dated _________________________, 2005.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our financial statements and related notes, to understand our business, our common shares and the other considerations that are important to your decision to invest in our common shares. You should pay special attention to the "Risk Factors" section.

The phrase "fiscal year" refers to the twelve months ended December 31 of the relevant year. All references to "$" or "dollars" mean CAD dollars, unless otherwise indicated. All financial information with respect to us has been prepared in accordance with generally accepted accounting principles in the United States, unless otherwise indicated.

Locate Technologies Inc.

We were incorporated pursuant to the Alberta Business Corporations Act on May 30, 2000. We are in the business of providing proprietary wireless technology to various automatic meter reading (AMR) markets and are based in Edmonton, Alberta.

We have developed an AMR (automatic meter reading) solution that includes a proprietary system employing specialized hardware, firmware and software that will allow for residential and commercial applications. The Aspire Series product line is a retrofit snap-on, which is compatible with nearly all meters currently on the market. Our primary product line is the Aspire Series, which was designed to enable users to remotely read, in real time, electronic energy usage meters without the necessity of someone traveling to and physically reading the meter. Using a cellular digital packet data ("CDPD"), general packet radio service ("GPRS") and code division multiple access ("CDMA 1X") network over existing infrastructures, the Aspire Series product line is able to provide accurate real time information over a secure network. The Aspire Series product line has been developed as an AMR solution predominantly for application by utility companies and energy service providers to assist in the real-time, comprehensive, low-cost remote reading of electric energy meters in residential and commercial & industrial structures and the transmission of that data on a frequent basis to a centralized location via an ethernet connection where the data can be accessed immediately, archived and further used by utility companies and energy service providers for billing purposes, energy usage tracking, energy consumption management and power quality.

We have also developed an elegant solution for the resolution of static-to-dynamic IPs. This is a major problem that is facing digital networks that have industrial customers which have stationary "read" sites. A piece of equipment that has digital ID no longer has a "number" assigned, but rather is assigned a number when contacted. The host or enterprise software needs to know that number before it can contact the device. We have provided both industry and networks a "fix" to this very immediate problem. DART (Dynamic Addressing Resolution Technology) is a proprietary process which provides an end-to-end solution for both the networks and the enduser.

We were awarded a large, significant contract to supply to a Canadian utility and we expect significant sales of our Aspire Series product line in the fourth quarter of 2005. Accordingly, we have earned significant revenues from the sale of Aspire Series product line. We have a limited history of revenues and has incurred significant losses since the beginning of the development of our Aspire Series product line system. We have a significant accumulated deficit and negative working capital. As a result of our financial condition, our independent auditors have issued an opinion questioning our ability to continue as a going-concern.

Corporate Information

We were incorporated under the laws of the Province of Alberta on May 30, 2000.

The Company has no subsidiary corporations.

Trademarks and Trade Names

We have only one name which is been applied for as a trademark in Canada, is DART, Dynamic Addressing Resolution Technology. All other trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Offering

Common shares offered	500,000 shares of our common stock and selling shareholders are selling an additional 11,322,463 shares
Common shares to be outstanding after the offering	11,822,463 shares
Estimated initial public offering price	$1.00 per share.
Use of proceeds	The net proceeds to us from the offering, after deducting estimated expenses, are expected to be $425,000 and will be used:
* product development
* market development
* working capital

Pending application of amounts allocated to the repayment of our senior subordinated notes, the net proceeds from this offering will be used to fully reduce outstanding amounts under the revolving portion of our senior credit facility. See "Use of Proceeds."

Proposed symbol "LCTE."

Risk factors

For a discussion of risks relating to this offering, see "Risk Factors."

Our common shares have not been qualified for sale in the Province of Alberta. Purchasers of our common shares in this offering will be deemed to be representing to us and the selling shareholders that they are not residents in the Province of Alberta, or buying shares directly or indirectly for the account or benefit of any person resident in that province.

Summary Financial and Other Data

We derived the following summary financial and other data from more detailed information and financial statements and related notes appearing elsewhere in this prospectus. You should read the following information in conjunction with "Selected Financial and Other Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", the consolidated financial statements and related notes which are included elsewhere in this prospectus. Our financial statements are prepared in accordance with generally accepted accounting principles in the United States.

As of Six Months Ended June 30, 2005 (Audited)	As of Year Ended December 31, 2004 (Audited)

Balance Sheet
Total Assets	$256,698	$327,363
Total Liabilities	$482,497	$571,072
Stockholders Equity (Deficit)	$(225,799)	$(243,709)
Income Statement
Revenue	$520,691	$474,167
Cost of Sales	$109,613	$228,736
Gross Margin	$411,078	$245,431
Total Operating Expenses	$371,290	$614,301
Net Income (Loss)	$17,910	$(389,415)

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to purchase our common shares. If any of the following risks occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common shares could decline, and you may lose all or part of the money you paid to purchase our common shares.

Risks associated with our company:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we have to complete this offering to start operations. If we do not complete this offering, we will not start our operations. Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we have to complete this offering in order to start operations.

2. Because we have a limited operating history and have losses which we expect to continue into the future, there is no assurance our operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we will cease operations. We were incorporated in May 30, 2000 and we have a limited operating history upon our which an evaluation of our future success or failure can be made. Our net loss since inception is $2,566,400. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

* our ability to locate customers who will purchase our products
* our ability to generate revenues

Based upon current plans, we expect to incur operating losses during the next twelve months. This will happen because we believe our costs of operations will exceed the revenues for the twelve months following the completion of this offering. We cannot guarantee that we will generate sufficient revenues to operate profitably. Failure to generate sufficient revenues to operate profitably will cause us to cease operations and go out of business.

3. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting advertisers and result in a lack of revenues which will cause us to go out of business. Our officers and directors will only be devoting limited time to our operations. Lorne Drever, our president will be devoting approximately 20 hours per week to our operations; and, Ken Smelquist, our secretary and treasurer will be devoting 20 hours per week to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. This activity is not conducive to operating a successful business and could result in an unwillingness of customers to transact business with us. As a result, we may not be able to generate sufficient revenues to stay in business.

4. We require additional funding since we expect a negative operating cash flow over the next 12 months. We expect to experience negative operating cash flow for the foreseeable future as a result of significant expenses until we generate self-sustaining revenues. We will spend money for ongoing product and market development. Accordingly, we will need to raise additional funds in the short-term in order to fund our business plan. We will need to raise the funds by offering and selling equity securities or convertible debt securities, which will cause the percentage of ownership of our shareholders to be reduced.

5. Future issuance of debt may contain contractual restrictions that may curtail implementation of our business plan. We do not have any contractual restrictions limiting our ability to incur debt. Any significant indebtedness, however, could restrict our ability to fully implement our business plan. If we are unable to repay the debt, we could be forced to cease operating.

6. We may not achieve the customer base necessary to become or remain profitable, which decreases the value of our stock. The automatic meter reading industry is highly competitive. Most of our competitors have significantly greater financial, technical, product development and marketing resources than us. Many of our competitors have substantial installed customer bases and the ability to fund significant production and marketing efforts. There can be no assurance that future competition will not have a material adverse effect on our results of operations, financial condition or business. For further discussion, see competition under the section of this prospectus entitled "Description of Business" below.

7. We may be unable to protect our intellectual property, trade secrets and know-how which would remove a barrier to competition and may directly affect the amount of revenue it generates. We depend heavily on our intellectual property and we dependent on our ability to maintain the confidentiality of our technology. Although we intend to employ various methods, including patents, trademarks, copyrights and confidentiality agreements with employees, consultants and third party businesses, to protect our intellectual property and trade secrets, there can be no assurance that we will be able to maintain the confidentiality of any of our proprietary technologies, know-how or trade secrets, or that others will not independently develop substantially equivalent technology.

Risks associated with this offering:

8. Because there is no public trading market for our common stock, you may not be able to resell your stock. There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

9. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and may cause the price of the shares to decline. Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

10. Our issuance of additional shares may have the effect of diluting the interest of shareholders; our common stock shareholders do not have preemptive rights. Any additional issuances of common stock by us from our authorized but unissued shares may have the effect of diluting the percentage interest of existing shareholders. The securities issued to raise funds may have rights, preferences or privileges that are senior to those of the holders of our other securities, including our common stock. The board of directors has the power to issue such shares without shareholder approval. We fully intend to issue additional common shares in order to raise capital to fund our business operations and growth objectives.

11. Shareholders may have little control over decision making due to concentration of ownership in the hands of management and directors. Our executive officers, directors and principal shareholder own or exercise full or partial control over 72.2% of our outstanding common stock. As a result, other investors in our common stock may not have much influence on corporate decision making. In addition, the concentration of control over our common stock in the executive officers, directors and principal shareholder could prevent a change in control.

12. We do not anticipate paying dividends to common stockholders in the foreseeable future, which makes investment in our stock speculative or risky. We have not paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. The board of directors has sole authority to declare dividends payable to our stockholders. The fact that we have not and do not plan to pay dividends indicates that we must use all of our funds generated by operations for reinvestment in our business activities. Investors also must evaluate an investment in us solely on the basis of anticipated capital gains.

13. Limited liability of our executive officers and directors may discourage shareholders from bringing a lawsuit against them. Our memorandum and articles of incorporation contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors. These provisions may discourage shareholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited the shareholders. In addition, a shareholder's investment in our company may be adversely affected to the extent that we pay costs of settlement and damage awards against officers or directors pursuant to the indemnification provisions of the bylaw. The impact on a shareholder's investment in terms of the cost of defending a lawsuit may deter the shareholder from bringing suit against any of our officers or directors. We have been advised that the SEC takes the position that these article and bylaw provisions do not affect the liability of any director under applicable federal and state securities laws.

14. Since we are a Canadian company and most of our assets and key personnel are located in Canada, you may not be able to enforce any United States judgment for claims you may bring against us, our assets, our key personnel or the experts named in this prospectus. We have been organized under the laws of Canada. Many of our assets are located outside the United States. In addition, a majority of the members of our board of directors and our officers and the experts named in this prospectus are residents of countries other than the United States. As a result, it may be impossible for you to affect service of process within the United States upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws. In addition, a Canadian court may not permit you to bring an original action in Canada or to enforce in Canada a judgment of a U.S. court based upon civil liability provisions of U.S. federal securities laws.

15. Forward Looking Statements. This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "anticipates," "will," "believes," "plans," "expects," "future," "intends" or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

Our offering is being made on a $500,000 all or nothing basis. The table below sets forth the use of proceeds if all of the shares in this offering are sold.

100%
Gross proceeds	$500,000
Offering expenses	$75,000
Net proceeds	$425,000

The net proceeds will be used as follows:

Product development	$50,000
Market development	$100,000
Working capital	$275,000

$50,000 will be used to further develop our Aspire Series product line.

$100,000 will be used to promote the marketing of our Aspire Series.

$275,000 will be used for working capital. Working capital includes rent, marketing, costs of operating our office, and costs related to filing reports with the SEC.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We intend to retain earnings, if any, to fund the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our ability to pay dividends is effectively limited by the terms of some of the debt instruments of our subsidiaries, which significantly restrict their ability to pay dividends directly or indirectly to us.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2005 , on a historical basis and as adjusted to reflect the sale of the shares. No proceeds from the sale of shares of common stock by Selling Shareholders will be received by us.

This table should be read in conjunction with the section entitled, Management's Discussion and Analysis of Financial Condition and Results of Operations; our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

		As Adjusted After Offering
	Actual	100%
Stockholder's Equity: Common Stock: unlimited authorized shares with no par value, 11,322,463 and 11,322,463 issued and outstanding	$2,110,199	$2,535,199

TOTAL STOCKHOLDERS' Deficit	$(225,799)	$199,201

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of June 30, 2005, the net tangible book value of our shares of common stock was a deficit of $(225,799) or approximately $(.021) per share based upon 11,322,463 shares outstanding.

Upon completion of this offering, the net tangible book value of the 11,822,463 shares to be outstanding will be $199,201, or approximately $.017 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $.037 per share without any additional investment on their part. You will incur an immediate dilution from $1.00 per share to $.017 per share.

After completion of this offering, you will own approximately 4.23% of the total number of shares then outstanding shares for which you will have made a cash investment of $500,000, or $1.00 per share. Our existing stockholders will own approximately 95.77% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $2,126,699 or approximately $.19 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders:

Price per share	$0.0
Net tangible book value per share before offering	$(.021)
Potential gain to existing shareholders	$0.037
Net tangible book value per share after offering	$0.017
Increase to present stockholders in net tangible book value per share after offering	$0.037
Capital contributions	$2,110,199
Number of shares outstanding before the offering	11,322,463
Number of shares after offering held by existing stockholders	11,822,463
Percentage of ownership after offering	95.77%

Purchasers of Shares in this Offering

Price per share	$1.00
Dilution per share	$0.0983
Capital contributions	$500,000
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	4.23%

SELECTED FINANCIAL AND OTHER DATA

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of Six Months Ended June 30, 2005 (Audited)	As of Year Ended December 31, 2004 (Audited)

Balance Sheet
Total Assets	$256,698	$327,363
Total Liabilities	$482,497	$571,072
Stockholders Equity (Deficit)	$(225,799)	$(243,709)

Income Statement
Revenue	$520,691	$474,167
Cost of Sales	$109,613	$228,736
Gross Margin	$411,0748	$245,431
Total Operating Expenses	$371,290	$614,301
Net Income (Loss)	$17,910	$(389,415)

ITEM 2.     MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Note Regarding Forward-Looking Statements

The information in this registration statement "forward-looking"" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 ("1934 Act"), and is subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected include, but are not limited to, results of current exploration activities, the market price of precious and base metals, the availability of joint venture partners or sources of financing, and other risk factors detailed in our registration statement.

Plan of Operations

We are currently manufacturing and selling our Aspire Series product line as described in the Business section of this prospectus. We intend to use the proceeds from this offering to enhance our product development, increase our marketing activities and use the balance for working capital.

Trends

We believe our future success will depend, in part, upon our ability to raise additional capital through equity investment or loans. In addition, in order to remain competitive, we will have to expand and enhance the features of our Aspire Series product line and develop and introduce new products designed to meet changing customer needs on a cost-effective and timely basis.

Results of Operations

December 31, 2004 year end compared with the December 31, 2003 year end

We had total assets of $327,363 at December 31, 2004 compared with $118,013 at December 31, 2003. The increase of $209,350 was mostly as a result of an increase in accounts receivable of $156,764 as a result of beginning to generate self-sustaining revenue and an increase of inventory, $53,473 as a result of having to have inventory on hand in order to fill sales orders.

Total liabilities increased to $571,072 for the year ended December 31, 2004 from $182,259 for the year ended December 31, 2003. This was as a result of advances from related and unrelated third parties and management and consulting fees which have to be paid.

Revenues increased from $135,964 for the year ended to December 31, 2003 to $474,167 for the year ended December 31, 2004. This was a direct result of our product being ready for market. Further, costs of sales increased from $77,582 for the year ended December 31, 2003 to $228,736 for the year ended December 31, 2004. This was as a result of needing to have the product on hand in order to complete the sales requests. Our operating expenses were $676,795 for the year ended December 31, 2003 compared with $614,301 for the year ended December 31, 2004. As a result our net loss for the year ending December 31, 2004 was $389,415 compared with a net loss of $620,695 for the year ending December 31, 2003.

Our selling, general and administrative expenses were $408,952 for the year ended December 31, 2004 compared with $467,597 for the year ended December 31, 2003. The decrease was a direct result of management fees decreasing from $139,518 in 2003 compared to $100,000 in 2004 year and our travel costs decreasing from $35,755 in the 2003 to $17,393 in 2004.

Six months ended June 30, 2005 compared with the six months ended June 30, 2004

Revenues increased to $520,691 for the six months ended June 30, 2005 compared to $NIL for the six months ended to June 30, 2004. This was a direct result of sales of the Aspire Series product line. Further, costs of sales increased to $109,613 for the six months ended June 30, 2005 from $NIL for the six months ended June 30, 2004. This was as a result of sales of the Aspire product line. Our operating expenses were $371,290 for the six months ended June 30, 2005 compared to $294,622 for the six months ended June 30, 2004. As a result our net income for the six months ended June 30, 2005 was $17,910 compared with a net loss of $294,622 for the six months ended June 30, 2004.

Our selling, general and administrative expenses were $242,892 for the six months ended June 30, 2005 compared with $221,242 for the six months ended June 30, 2004. The increase was a direct result of increase in wages and salaries.

Liquidity and Capital Resources

To date, we have financed our activities through the sale of equity securities, loans and revenue generated from the sale of our products. We expect to use similar financing techniques in the future. However, there can be no assurance that we will be successful with such financings.

At June 30, 2005, we had cash and cash equivalents of approximately $23,285 and a working capital deficit of $277,111. We need additional funds to carry out our operations. There is no assurance we will be able to raise additional funds to maintain operations. Further, our auditors have stated that in their opinion there is substantial doubt regarding our ability to continue in business.

Our financing activities generated net repayments of approximately $60,000 for repayment of notes payable during the second quarter of 2005 compared with approximately $25,320 in the same period of 2004. Cash and cash equivalents decreased by $3,773 in the first six months of 2005 compared to no change in the same period in 2004. The accompanying financial statements have been prepared using accounting principles generally accepted in the United States applicable to a going concern.

For the six months ended June 30, 2005, the Corporation had net income of approximately $17,910 and an accumulated deficit of approximately $2,566,400.

Although there is no assurance that we will be successful in our operations, management believes that we will be able to secure the necessary financing to enable it to continue as a going concern. Accordingly, these financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

Recent U.S. Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No.154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (" SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

BUSINESS

Our Company Overview

We were incorporated pursuant to the Alberta Business Corporations Act on May 30, 2000. We are in the business of providing proprietary wireless technology to various automatic meter reading (AMR) markets and are based in Edmonton, Alberta.

We have developed an AMR (automatic meter reading) solution that includes a proprietary system employing specialized hardware, firmware and software that will allow for residential and commercial applications. The Aspire Series product line is a retrofit snap-on, which is compatible with nearly all meters currently on the market. Our primary product line is the Aspire Series, which was designed to enable users to remotely read, in real time, electronic energy usage meters without the necessity of someone traveling to and physically reading the meter. Using a cellular digital packet data ("CDPD"), general packet radio service ("GPRS") and code division multiple access ("CDMA 1X") network over existing infrastructures, the Aspire Series product line is able to provide accurate real time information over a secure network. The Aspire Series product line has been developed as an AMR solution predominantly for application by utility companies and energy service providers to assist in the real-time, comprehensive, low-cost remote reading of electric energy meters in residential and commercial & industrial structures and the transmission of that data on a frequent basis to a centralized location via an ethernet connection where the data can be accessed immediately, archived and further used by utility companies and energy service providers for billing purposes, energy usage tracking, energy consumption management and power quality.

We have also developed an elegant solution for the resolution of static-to-dynamic IPs. This is a major problem that is facing digital networks that have industrial customers which have stationary "read" sites. A piece of equipment that has digital ID no longer has a "number" assigned, but rather is assigned a number when contacted. The host or enterprise software needs to know that number before it can contact the device. We have provided both industry and networks a "fix" to this very immediate problem. DART (Dynamic Addressing Resolution Technology) is a proprietary process which provides an end-to-end solution for both the networks and the enduser.

We currently sell our products in North America.

Industry Overview

Over the past several years, the AMR industry has undergone tremendous growth. Many factors have contributed to this growth, including: a surge in demand for wireless data transmission services that increase the efficiency of meter reading service companies; mandates by federal and state regulators requiring that the energy industry utilize automatic meter reading technologies and read meters with increased frequency; an apparent nation-wide trend toward deregulation of the energy industry, which may enable a large number of new energy service providers to enter the market and who will require easily obtainable, accurate and comprehensive data regarding their customers' energy usage; and a growing preference among commercial, industrial and governmental enterprises for automation of remote data acquisition and collection activities through wired and wireless communications technologies.

Although the need for a comprehensive, low-cost AMR solution has become widespread a viable solution remains unmet for many reasons, including the following: the high cost of hardware and installation of traditional wireless data collection processes employing technologies similar to cellular or other wireless data transmission to our processing systems; the failure of existing AMR systems to satisfy the mandates imposed by government regulations concerning the collection and transmission of data; and the failure of existing AMR systems to provide true two-way data communications, a result of which those systems are less accurate and do not provide increases in efficiency allowed by two-way data communications systems.

Responding to the growing demand for communications services and increased competitive pressures, businesses and government organizations that rely heavily on information technology are devoting significant resources to the evaluation and purchase of data transmission products.

The Aspire Series Product line

Our Aspire Series product line is designed to enable users to remotely read in real-time electronic energy usage meters without the necessity of someone traveling to and physically reading the meter. The predominant method of reading electronic meters is for an individual to travel to the site of the meter and make a record of the data compiled by that meter, either manually as a notation in a log book or electronically by inputting the data into a handheld or other electronic data retention device. In the case of a log book, the information is then typically recorded manually into a centralized database for energy usage tracking and billing purposes. In the case of a electronic data retention device, the information is typically downloaded to a centralized database for these purposes. Residential meters are customarily read on a monthly basis, allowing only a limited ability to track energy usage fluctuations over periods of less than one month. In addition, physical reading of meters is accompanied by the problem of reader error, causing inefficiencies resulting from necessary corrective procedures. Our Aspire Series product line system is designed to provide continuous meter-reading capabilities, address the inefficiencies that accompany physical meter reading and provide additional benefits to its users. We have completed an initial sale of the product to a local power distributor in the first quarter of 2003. The company also was awarded a significant supply contract to a Canadian Power Utility company in 2004 and this is an ongoing supply arrangement. The success of this sale has introduced the product to other Canadian and American utility companies. The local utility will be extensively used as references.

The Aspire Series product line product is small, portable and simple with no visible controls. It is easily transported for demonstrations and its functionality can be easily displayed via the Internet. We believe that the Aspire Series product line will provide utilities with the peripheral required to access meters in real-time, reliably. Live demonstrations are available and the device can be configured to work with most known power meters. The Aspire Series product line is a "snap-on" or "plug & play" retrofit and is compatible with nearly every meter currently in the market. The Aspire's has inter-connectivity to the meter is provided through the RJ11, RS232 or RS45 serial port. This feature is called QuickConnect, which allows the device to distinguish between the type of serial connection without any special cabling requirements.

We believe that the anticipated deployment costs of our Aspire Series product line system is small compared to other AMR products because it will rely upon existing cellular and other wireless equipment. The Aspire's versatility allows for adoption into gas and water meters, with little or no enhancements or changes. Information from the Aspire Series product line is routed onto a digital public network and relayed to the host server at a speeds of up to 144 Kbps. A relay of 144 Kbps allows a parallel network download to be completed in real-time or at most, a one-minute delay and is dependant on the meter' s internal baud rate.

We have included a proprietary TCP/IP protocol into the Aspire Series product series, which in conjunction with the digital network, allows each Aspire to be equipped with an individual IP address that allows real-time access of information from power meters, through a secure Intranet or Internet connection. Furthermore the TCP/IP protocol allows for an early email notification of upset conditions.

When conditions begin nearing limits set on the Aspire, the Aspire is able to send an email notification warning of potentially critical, upset situations. The Aspire is able to send early email warnings to various platforms (handhelds, laptops) allowing management to make key decisions regarding load bearing, before the situation becomes critical.

The Aspire Series product line offers the following advantages and benefits:

*	Increased performance allowing for faster communications
*	Increased monitoring
*	Increased cost efficiency - wireless ethernet vs. landline modem
*	Increased features and capabilities - Aspire has the ability to integrate into most polling software platforms
*	Download speeds of TCP/IP result in a collection time of up to five minutes compared to a four hour download time - 19.2 kbps vs. 2.4 kbps
*	Supports the ability to provide a full range of services to customers to gain a competitive advantage in the deregulated marketplace
*	Reduce information complexity and reduce support costs
*	Increase timeliness, reliability and security of data acquisition system
*	Provides accessibility from remote and difficult sites
*	Eliminate the meter reading synchronization problems for billing of customers that have multiple consumption types present in a single bill
*	Provides automatic meter reading services to other utility companies
*	Wireless packet data technology provides high-speed multi-channel communications. Charges are based on data transferred - no long distance charges
*	Provides real time data capturing
*	Can have upset conditions reported such as immediate notice of power outages
*	Real-time access via IP address or email
*

When multiple Aspires are polled simultaneously, wireless technology allows for approximately a 5MB to 10MB per second download, compared to current technology, which only allows a download transmission rate of 2,400 baud, possible resulting in a four-hour delay.

Meters

Our Aspire Series product line is a proprietary combination of hardware, firmware and software embedded in the module. The Aspire Series product is an electronic, wireless communication device that is attached to a residence or business meter. The actual Aspire device is equipped with a circuit board that contains a RF (radio frequency) module and a microprocessor. This Aspire module can be and is retrofitted to most existing meters.

Aspire Series Product Line Services

We plan to offer a wide variety of services to utility companies and energy service providers in addition to reading their customers' energy meters. We anticipate that these services will include energy management, data storage and archiving, and the provision of real-time energy usage data in order to evaluate energy consumption and determine cost savings procedures. In the future, we plan to provide complete billing and accounting transaction services to utility companies and energy providers as well as end-users of energy.

Our Aspire Series product line employs new technology developed to allow utility companies and energy service providers to have a wireless network of intelligent meters, allowing real-time energy consumption data to be collected. We believe that energy service providers will have an opportunity to save money by efficiently collecting accurate energy usage profiles and using this near real-time energy usage data to competitively bid for energy in the newly deregulated energy markets.

Our Aspire Series product line has been designed so that an energy service provider can determine exactly how much electric power a metropolitan area, a neighborhood, or even an individual residence is using. Energy users who have Aspire Series product line-equipped meters will have the ability to check their energy consumption and billing rates in real-time by obtaining this information over the Internet, which we believe will promote energy conservation.

The Aspire Series Product Line Development

We believe our future success will depend, in part, upon our ability to expand and enhance the features of our Aspire Series product line system and to develop and introduce new products designed to meet changing customer needs on a cost-effective and timely basis. Consequently, our failure to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction, could have a material adverse effect on our business and results of operations. We cannot assure you that we will respond effectively to technological changes or new product announcements by others or that we will be able to successfully develop and market new products or product enhancements.

Government Regulation

Our Aspire Series product line is designed to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, the Aspire Series product line must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories, or other nationally-recognized test laboratories, as well as industry standards. The regulatory approval process can be time-consuming and can require the expenditure of substantial resources. We cannot assure you that the FCC will grant the requisite approvals for the Aspire Series product line on a timely basis, or at all. The failure of the Aspire Series product line to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to proliferate the Aspire Series product line. Government regulations regarding the manufacture, sale and implementation of products and systems similar to the Aspire Series product line and other data communications devices are subject to future change. We cannot predict what impact, if any, such changes may have upon our business. We do use FCC approved radio modems and believe that our solution application is within the current use parameters of our third party vendor(s).

In Canada, we use Industry Canada approved modules and have network approvals for Bell Mobility and Rogers Wireless. Our modem is approved by the FCC in the United States.

We do not anticipate that any government regulations will affect our efforts to deploy the Aspire Series product line; however, should approvals be with held it would have a direct impact on the business. The restructuring of the energy market in the United States has required the reading of energy meters much more frequently than the current practice of once a month, thus making the physical meter reading techniques currently in use inadequate. Our Aspire Series product line is designed to meet various government regulations mandating frequent meter readings and we are attempting to position ourselves so that it will be a beneficiary of these mandates.

We currently sell our products in North America.

Operations

During the initial design and engineering phases for the Aspire Series product line, we plan to maintain low overhead costs and will continue to do so until manufacturing and sales of the Aspire Series product line is underway. We plan to hire additional personnel as needed during the coming months, including managerial, clerical, administration, sales, marketing, and customer service personnel.

We plan to initially utilize existing manufacturers to produce our products and will therefore likely not have a short-term need to lease or build manufacturing facilities. We intend to operate not principally as a manufacturer of products, but as a provider of comprehensive, AMR solutions, and we plan to out source manufacturing of the equipment employed in our Aspire Series product line in order to achieve the highest cost-efficiencies.

We will develop the Aspire with a view of fully automated production. The circuit board will be designed for SMT (surface mount technology). The exterior packaging will involve the creation of injected molds and will close by way of a friction fit. The size, shape and other parameters will be decided upon successful beta tests and reliable prototype performance.

There is a world wide availability of SMT production by contract vendors. It is an international industry standard and therefore once proper designs exist and processes are set out, the product can be produced on any SMT line. We hire outside parties or contract manufacturers to assemble and manufacture the Aspire.

Anticipated Revenues

Our Aspire Series product line is designed to be a comprehensive, AMR solution and an alternative to other AMR technologies and physical reading of meters. We plan to license our Aspire Series product line technology to meter manufacturers so that they may incorporate our technology into their meters. We plan on deriving a small royalty per meter sold for every Aspire Series product line-equipped meter. We anticipate that the predominant source of any future revenues will be through recurring monthly service charges for reading, archiving and supplying data from Aspire Series product line equipped meters and from providing other services described in more detail above. However, despite our belief in the cost-effectiveness and significant advantages of our Aspire Series product line over physical meter reading practices and other AMR technologies, there can be no assurances that the market we intent to target will adopt or accept our Aspire Series product line or that we will earn any significant revenues.

Marketing

We intend to market our Aspire Series product line throughout North America. The current principal target of our marketing and sales efforts is the utility and energy service provider industries. These industries consist of a wide variety of organizations that use data communications in an automated process application, such as utilities and energy management companies. Responding to deregulation and other major changes taking place within the industry, electric power utility companies have become leading advocates in promoting the implementation of automation and technological advancement as a means of achieving cost savings as they enter the competitive arena. Utility companies are automating numerous distinct processes within their operating systems.

Currently, we market our Aspire Series product line through direct sales. We plan to promotion of unique features and specialized services of our Aspire Series product line; and create industry awareness by implementing a public relations and marketing campaign.

Competition

Many companies have developed data transmission products designed to meet the growing demand for AMR solutions. Many of our existing and potential competitors have significantly more financial, engineering, product development, manufacturing and marketing resources than we have. We cannot assure you that our competitors will not introduce comparable or superior products incorporating more advanced technology at lower prices, or that other changes in market conditions or technology will not adversely affect its ability to compete successfully in the future.

We have one main competitor, Telenetics, with headquarters in Lake Forest, CA.

Customers

We currently have revenue-generating customers; however we are still a start- up stage company in the process of completing the development and stabilizing the production design of our Aspire Series product line. We anticipate that once we commercially produce and install the Aspire Series product line, our customers will include energy meter manufacturers, energy service providers, utility companies and end-users of energy.

Intellectual Property

We do not rely on contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. Although the Aspire Series product line and our constituent components could benefit from patent protection, we have chosen to retain the proprietary rights associated with our Aspire Series product line predominantly as trade secrets. Our products are able to find a balanced medium between "off-the-shelf" ingredients and proprietary design. Many of the key factors that make our products are proprietary. The optical coupler used to interface with power meters through the optical port is a proprietary design to our company. The TCP/IP protocol used to communicate real-time information is also proprietary to us. Another proprietary design incorporated into the Aspire, which is proprietary to us, is the firmware required to run the Aspire Series products. We currently rely on trade secret protection for our technology, we cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

Management and Employees

We are a development stage company and currently have no employees other than our officers and directors. We intend to hire additional employees as needed. We intend to require all of our officers, directors and other key employees to enter into non-competition agreements with terms of eighteen months to three years after termination of employment with us. There can be no assurance, however, that these agreements will provide meaningful protection for our proprietary know-how or technology or adequate remedies in case of breach.

Our offices

Our executive offices are located on the 3124 Parsons Road, Edmonton, Alberta, Canada and our telephone number is (780) 408-2569.

MANAGEMENT

Our officers and directors are as follows:

Name	Age	Position
Lorne Drever	44	President, Chief Executive Officer and Director
Ken Smelquist	45	Vice President of Technology

All directors hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Our officers are elected by the board of directors at the annual meeting after each annual meeting of our shareholders and hold office until their death, or until they resign or have been removed from office.

Lorne Drever - President, Chief Executive Officer and member of the Board of Directors.

Mr. Drever is the founder of the Company. Mr. Drever has been the President and Chief Executive Officer and member of the Board of Directors since inception. Since January 1999, Mr. Drever has been the President and a member of the Board of director of Everywhere Packaging Ltd., a package development company. From June 1994 to December 1999, Mr. Drever was the Vice President and member of the Board of Directors of A Little Reminder Inc. and its subsidiaries. Mr. Drever was the founder and co-developer of a product called A Little ReminderTM. This was a concept product that was created to meet the need of medical compliance for patients that had trouble remembering to take their medication. Mr. Drever graduated from the University of Alberta in 1985 with a degree in physical education and in 1988 with a degree in education. Mr. Drever currently holds 100% of the voting shares of 706166 Alberta Ltd. which holds 5,000,000 Common Shares of the Company (100% of the issued and outstanding shares).

Ken Smelquist - Vice-President of Technology.

Mr. Smelquist began his career over 21 years ago, beginning in the field of remote data acquisition. From February 1984 to June 1994, Mr. Smelquest was Vice President to Lakewood Industries, which concentrated on the development of remote data loggers. From June 1994 to the present, Mr. Smelquist founded Optimum Instruments, which was primarily a research and development company focusing on telecommunications for remote data loggers. Mr. Smelquist is the President of Optimum Instruments.

Board Composition

Our board of directors consists of one member. The term of office for the current board member will expire at the next annual meeting of shareholders, scheduled sometime in the first quarter of 2006. This year's annual general meeting will be held on December 10, 2005.

Board Committees

The board of directors has no standing committees, other than our audit committee, comprised of Terry Gall and Lorne Drever.

Compensation of Directors

The member of our board of directors is not compensated for his services as a director. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.

Compensation of Executive Officers

The following table sets forth the compensation paid by us from inception through December 31, 2004 to each of our officers and director. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

SUMMARY COMPENSATION TABLE

Long-Term Compensation

Annual Compensation	Awards	Payouts

Names of executive officers and principal positions	Year Ended	Salary (US$)	Bonus (US$)	Other Annual Compensation (US$)	Securities Under Options/ SARs Granted (#)	Restricted Shares of Restricted Shares Units (US$)	LTIP Payouts (US$)	Other Annual Compensation (US$)
Lorne Drever	2004	nil	nil	nil	nil	nil	nil	nil
President	2003	nil	nil	nil	nil	nil	nil	nil
	2002	nil	nil	nil	nil	nil	nil	nil

KenSmelquist	2004	nil	nil	nil	nil	nil	nil	nil
VicePresident	2003	nil	nil	nil	nil	nil	nil	nil
	2002	nil	nil	nil	nil	nil	nil	nil

We anticipate paying the following salaries in 2005, subject to our beginning profitable operations and generating sufficient revenues to pay the same:

Lorne Drever	President	$100,000
Ken Smelquist	Vice President	$98,500

We have not adopted any stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Stock Option Plans and Long-Term Incentive Plan Awards

We do not have any stock option plans or long-term incentive plans that provide compensation intended to serve as incentive for performance.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct or indirect ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

The percentage of beneficial ownership before the offering is based on 11,322,463 common shares outstanding as of June 30, 2005.

	Number of
Name of owner	Shares	Position	Percent of Class
Lorne Drever [1]	5,000,000	President, Chief Executive Officer	44.16%
		and Director

Ken Smelquist	3,171,292	Vice President	28.00%

ALL OFFICERS AND	8,171,292		72.16%
DIRECTORS AS A GROUP
(2 Persons)

[1] Mr. Drever currently holds 100% of the voting shares of 706166 Alberta Ltd. which holds 5,000,000 of our common shares.

As of June 30, 2005, we believe there were no U.S. holders of our common shares.

There are no options outstanding to purchase our shares of common stock.

Selling Shareholders

The following holders of our common shares will sell their common shares as set forth in the table below. The percentage of beneficial ownership before the offering is based on 11,322,463 common shares outstanding as of June 30, 2005. The percentage of beneficial ownership after the offering reflects the 11,822,463 common shares offered by this prospectus, which includes the sale of additional common shares by us.

Name and Address of	Number of Shares Beneficially Owned	Number of Shares	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owner	Before Offering	Being Offered(1)	After Offering	Before Offering	After Offering

706166 Alta Ltd.	5,000,000	5,000,000	0	44.16	0%
Arens, Jack	139,263	139,263	0	1.23	0%
Arens, Joan, Dale & Desmond	30,000	30,000	0.26		0%
Ashford, Lucie	6,283	6,283	0.06		0%
Barber, Roy	13,015	13,015	0.11		0%
Bawn, Diane	40,233	40,233	0.36		0%
Beale, Doreen Rose	6,283	6,283	0.06		0%
Boldon, Gordon	7,042	7,042	0.06		0%
Brawn, Markle	20,309	20,309	0.18		0%
Buchanan, Karen	26,657	26,657	0.24		0%
Burns, Roger & Rosemary	39,267	39,267	0.35		0%
Cain, Angela	14,738	14,738	0.13		0%
Cameron, John	12,812	12,812	0.11		0%
Cameron, Kevin	6,283	6,283	0.06		0%
Chetha, Reena	10,482	10,482	0.09		0%
Chetha, Tarsem	12,975	12,975	0.11		0%
Cody, Paul	3,378	3,378	0.03		0%
Cody, Peter	3,448	3,448	0.03		0%
Couch, Gary	10,190	10,190	0.09		0%
Couture, Maryse	2,759	2,759	0.02		0%
Darling, Ross	6,901	6,901	0.06		0%
Davidson, Michael	102,648	102,648	0.91		0%
Davis, Robert	13,098	13,098	0.12		0%
DeLaVivetiere, Phillippe	10,260	10,260	0.09		0%
Dugas, Paul	6,897	6,897	0.06		0%
Ervin, Tina	11,296	11,296	0.10		0%
Fowler, Shirley	25,971	25,971	0.23		0%
Fowler, Wayne	65,352	65,352	0.58		0%
Fraser, Nancy Lynn	6,336	6,336	0.06		0%
Gilbert, James	6,897	6,897	0.06		0%
Golden, Greg	18,152	18,152	0.16		0%
Golden, Hollis	75,022	75,022	0.66		0%
Grant, Neil	7,042	7,042	0.06		0%
Graves, Kevin	11,067	11,067	0.10		0%
Grey, Laura	3,369	3,369	0.03		0%
Hamel, Larry	10,000	10,000	0.09		0%
Innis, Frederick	68,000	68,000	0.60		0%
Johner, Peter	10,000	10,000	0.09		0%
Johnston, Evelyn	7,536	7,536	0.07		0%
Johnston, Muriel	49,159	49,159	0.43		0%
Knudslein, Glen	40,000	40,000	0.35		0%
Lally, Victoria	3,179	3,179	0.03		0%
Lawson, Garth	1,379	1,379	0.01		0%
Little, James	6,897	6,897	0.06		0%
Logan, Bonnie	144,867	144,867	0	1.28	0%
Logan, Gregg	189,770	189,770	0	1.68	0%

MacPherson, Perry	6,897	6,897	0.06		0%
MacTavish, Don	6,897	6,897	0.06		0%
Marchuk, Peter	60,000	60,000	0.53		0%
Marley, Wayne & Mary-Koh	15,570	15,570	0.14		0%
Marshall, Robert	93,210	93,210	0.82		0%
McCoombs, Gerald	7,092	7,092	0.06		0%
McGee, Matthew	3,399	3,399	0.03		0%
McGrath, Donna	12,866	12,866	0.11		0%
McNeil, Kathy	6,770	6,770	0.06		0%
Mersereau, Alice	21,743	21,743	0.19		0%
Mersereau, Catherine	6,227	6,227	0.05		0%
Mersereau, Derith	27,213	27,213	0.24		0%
Munn, Jeremy	8,819	8,819	0.08		0%
Myshrall, Jody	8,240	8,240	0.07		0%
Nason, Kaye Lynn	19,118	19,118	0.17		0%
Nason, Leslie	108,896	108,896	0.96		0%
Nason, Lester	33,389	33,389	0.29		0%
Nason, Louanne	18,371	18,371	0.16		0%
Nason, Michael David	15,532	15,532	0.14		0%
Nason, Murielle	26,810	26,810	0.24		0%
Nason, Perry	38,294	38,294	0.34		0%
Nason, Roger Lee	6,283	6,283	0.06		0%
Nicholson, Rose	31,933	31,933	0.28		0%
Nickerson, Glenn	3,448	3,448	0.03		0%
Niles, Gerry	22,631	22,631	0.20		0%
Optimum Instruments Inc.	2,000,000	2,000,000	0	17.66	0%
P.Spencer & Assoc. Ltd.	250,000	250,000	0	2.21	0%
Panesar, Kuldip	10,482	10,482	0.09		0%
Panesar, Malkit	15,570	15,570	0.14		0%
Panesar, Talwinder	25,984	25,984	0.23		0%
Parker, Lloyd	53,583	53,583	0.47		0%
Peterson, Leonard	36,181	36,181	0.32		0%
Peterson, Robby	12,828	12,828	0.11		0%
Phillips, Colleen	65,000	65,000	0.57		0%
Phillips, Foster	12,711	12,711	0.11		0%
Phillips, Pauline	12,711	12,711	0.11		0%
Phillips, Sonny	15,000	15,000	0.13		0%
Philson Ltd.	20,000	20,000	0.18		0%
Pike, John	25,710	25,710	0.23		0%
Pollock, Tammy	10,817	10,817	0.10		0%
Pollock's Home Imp Ltd	6,579	6,579	0.06		0%
Power, Andy	6,345	6,345	0.06		0%
Reichert, Lynn Joy	40,000	40,000	0.35		0%
Riley, Cynthia	10,506	10,506	0.09		0%
Rossignol, Fern	12,912	12,912	0.11		0%
Rossignol, Raymond	20,359	20,359	0.18		0%
Santa Cruz Overseas Corp	73,062	73,062	0.65		0%
Savoy, Joseph & Dorothy	6,363	6,363	0.06		0%
Saxton, Liz	19,522	19,522	0.17		0%

Shannon, Robert	6,897	6,897	0.06		0%
Smelquist, Ken	1,171,292	1,171,292	0	10.34	0%
Smith, Derryl	6,897	6,897	0.06		0%
Smith, Linda	6,897	6,897	0.06		0%
Smith, Patrick	6,897	6,897	0.06		0%
Smythe, William	9,655	9,655	0.09		0%
Sterling, David	19,750	19,750	0.17		0%
Stilling, Riley	40,000	40,000	0.35		0%
Talbot, Valerie	13,015	13,015	0.11		0%
The Champion Trust	40,000	40,000	0.35		0%
Thomas, Lowell	5,270	5,270	0.05		0%
Thomas, Malcolm	72,872	72,872	0.64		0%
Thomas, Stirling	10,000	10,000	0.09		0%
Underhill, Paul	6,897	6,897	0.06		0%
Van Drecht, Reggie	26,427	26,427	0.23		0%
Walting, Ralph	7,042	7,042	0.06		0%
Warman, Glendon	20,000	20,000	0.18		0%
Warman, Shawn	6,283	6,283	0.06		0%
Watson, Brian	21,722	21,722	0.19		0%
Whitehead, Wanada	6,545	6,545	0.06		0%
Wilkins, Robert Arnold	12,553	12,553	0.11		0%
Wilson, Ronald	12,977	12,977	0.11		0%
Winnell, Peter	29,583	29,583	0.26		0%
Wolansky, Christopher	25,929	25,929	0.23		0%
Wolfert, Robert	23,000	23,000	0.20		0%
Young, Terrance	3,369	3,369	0.03		0%
Youngblood, Teresa and Terry	6,336	6,336	0.06		0%
Youngblood, Teresa	8,900	8,900	0.08		0%
Youngblood, Terry	17,073	17,073	0.15		0%

RELATED PARTY TRANSACTIONS

Other than as disclosed herein, our directors, senior officers and principal shareholders, or any associate or affiliate of the foregoing, have not participated in and have no other interest, direct or indirect, in any material transactions in which we have participated, or in any proposed transaction which has materially affected or will materially affect our company during the previous three fiscal years and through to June 30, 2005:

There are no additional interests of management in transactions involving our company except for those stated in the Notes to the Financial Statements.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of an unlimited number of shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our articles of incorporation, bylaws and the applicable statutes of the Province of Alberta for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 95.77% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

We act as our own stock transfer agent for our securities. We intend to retain an Alberta registrar to act as our transfer agent, subject to the sale of 500,000 shares by us in this offering.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

U.S. federal income tax considerations describes the material U.S. federal income tax matters expected to be relevant to U.S. Holders (as defined below) who hold our common shares as a capital asset. This discussion is based upon, as of the date hereof, the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the"Code"), Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretation thereof, all of which are subject to change either prospectively or retroactively, or are subject to different interpretations. Locate Technologies has not obtained, nor does it intend to obtain, a ruling from the Internal Revenue Service as to any United States federal income tax consequences discussed below and there can be no assurances that the Internal Revenue Service will not take contrary positions.

As used herein, the term "U.S. Holder" means a beneficial owner of common shares that is for United States federal income tax purposes:

*	a citizen or resident of the United States;
*

a corporation, or other entity taxed as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

*	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
*

a trust, if both (a) a United States court is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The discussion below does not address all of the United States federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the tax consequences to U.S. Holders subject to special treatment under the United States federal income tax laws, such as:

*	certain financial institutions;
*	insurance companies;
*	traders in securities that elect to mark-to-market;
*	securities dealers;
*	partnerships or other entities classified as partnerships for United States federal income tax purposes;
*	tax-exempt organizations;
*	persons that hold the common shares as part of an integrated investment (including a straddle);
*	persons owning, directly, indirectly or constructively, 10% or more of voting stock of Locate Technologies; and
*	persons whose " functional currency" is not the U.S. dollar. The discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

Prospective investors are urged to consult their own tax advisors as to the federal, state and other tax consequences of acquiring, holding and disposing of Locate Technologies common shares.

General

Distributions

Subject to the discussion under "Special Tax Provisions" below, distributions of cash or property made by Locate Technologies with respect to the common shares will constitute dividends to U.S. Holders, to the extent that the distributions are made out of current or accumulated earnings and profits of Locate Technologies (as determined for United States federal income tax purposes). Dividends paid by Locate Technologies are includeable in a U.S. Holder's gross income and are taxable as ordinary income. If a portion of a distribution made by Locate Technologies with respect to the common shares exceeds its current and accumulated earnings and profits, that portion will be treated as nontaxable return of capital, which will reduce the U.S. Holder's adjusted basis in the common shares (but not below zero). To the extent a distribution exceeds the U.S. Holder's adjusted basis in the common shares, the distribution will constitute capital gain. Dividends received by a corporate U.S. Holder from Locate Technologies generally will not be eligible for the dividends received deduction.

For United States foreign tax credit purposes, a distribution treated as a dividend for United States federal income tax purposes will constitute income from sources outside the United States. In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), provides that dividends received in respect of the common shares generally will be subject to a 15% Canadian withholding tax. Subject to limitations set forth in the Code, as modified by the Convention, including certain minimal holding periods, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian tax withheld from dividends paid in respect of common shares. The limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by Locate Technologies generally will constitute "passive income," or in the case of certain U.S. Holders, "financial services income." The rules relating to the United States foreign tax credit are extremely complex and the availability of the foreign tax credit depends on numerous factors. Prospective investors are urged to consult their own tax advisors concerning the application of the United States foreign tax credit rules in light of their particular circumstances.

If a dividend is paid in a currency other than the U.S. dollar, the amount includible in a U.S. Holder's gross income will be the U.S. dollar value of the dividend, calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether the payment actually is converted into U.S. dollars. Gain or loss, if any, that a U.S. Holder realizes as a result of currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend in gross income to the date the U.S. Holder converts the payment into U.S. dollars will be treated as ordinary income or loss for United States federal income tax purposes. This gain or loss generally will be from sources within the United States for United States foreign tax credit purposes.

Prospective investors are urged to consult their own tax advisors regarding any potential foreign currency gain or loss, in the event that a dividend is paid by Locate Technologies in a currency other than the U.S. dollar and is not converted into U.S. dollars on the date of receipt.

Dispositions

Generally, subject to the discussion of "Special Tax Provisions" immediately below, upon a sale or other taxable disposition of the common shares, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other property that the U.S. Holder receives in the sale or other taxable disposition (the "amount realized") and the U.S. Holder's adjusted tax basis in the common shares. Subject to the passive foreign investment company rules discussed below, the U.S. Holder's gain or loss will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the common shares were held by the U.S. Holder for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are eligible for preferential United States federal income taxation rates. Any gain or loss recognized by U.S. Holders on a sale or other taxable disposition of the common shares generally will be treated as derived from U.S. sources for United States foreign tax credit purposes.

The deduction of capital losses is subject to certain limitations under the Code. A capital loss realized by a non-corporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Any capital loss not utilized in any taxable year by a non-corporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year of the non-corporate U.S. Holder. A capital loss realized by a corporate U.S. Holder is allowable as an offset only against capital gain. Any capital loss not utilized by a corporate U.S. Holder first must be carried back and applied against capital gain in the three years preceding the year of the sale or other taxable disposition giving rise to the capital loss, and then may be carried forward to the five taxable years subsequent to the year of the sale or other taxable disposition. The amount that a corporate U.S. Holder generally may carry back is limited, however, to an amount that does not increase or produce a net operating loss in the carryback year.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to distributions made by Locate Technologies to a U.S. Holder with respect to the common shares, or to the proceeds of a sale, redemption or other disposition of the common shares. Under the backup withholding rules, a paying agent may be required to withhold tax from a U.S. Holder's distributions or proceeds, if the U.S. Holder fails to furnish a correct taxpayer identification number and comply with certain certification procedures, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Some U.S. Holders (including, among others, corporations) are exempt from the backup withholding requirements. Any amounts withheld under the backup withholding rules generally may be claimed by a U.S. Holder as a credit against the U.S. Holder's United States federal income tax liability and the U.S. Holder may be entitled to receive a refund, provided that the required information is furnished to the Internal Revenue Service.

Special Tax Provisions

Some provisions of the Code specifically deal with the United States federal income tax treatment of investments by U.S. persons in foreign corporations and may alter the United States federal income tax consequences described above or propose special rules for United States foreign tax credit purposes.

Passive Foreign Investment Company

U.S. persons owning shares of a "passive foreign investment company" ("PFIC") are subject to a special United States federal income tax regime with respect to specified distributions received from the PFIC and gain from the sale or disposition of PFIC stock. A foreign corporation generally will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

*	at least 75% of its gross income is "passive income;" or
*	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from " qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury Regulations. Based on certain estimates of the gross income and gross assets of Locate Technologies, Locate Technologies does not believe that it currently is a PFIC, nor does Locate Technologies anticipate becoming a PFIC in the foreseeable future. However, since PFIC status will be determined by Locate Technologies on an annual basis and PFIC status depends upon the composition of Locate Technologies's income and assets (including, among others, less than 25% owned equity investments), and the nature of its activities, from time to time, there can be no assurance that Locate Technologies will not be considered a PFIC for any taxable year. In addition, Locate Technologies will not obtain an opinion of counsel, and no ruling will be sought from the Internal Revenue Service, regarding the characterization of Locate Technologies as a PFIC for United States federal income tax purposes.

If Locate Technologies is treated as a PFIC for any taxable year during which a U.S. Holder held common shares, some adverse consequences could apply to the U.S. Holder (see discussion below). For this reason, if Locate Technologies is treated as a PFIC for any taxable year, a U.S. Holder may desire to make an election to treat Locate Technologies as a "qualified electing fund" (a "QEF") with respect to the electing U.S. Holder. Generally, a QEF election should be made on or before the due date for filing the electing U.S. Holder's United States federal income tax return for the first taxable year in which the common shares are held by the U.S. Holder and Locate Technologies is treated as a PFIC.

If a timely QEF election is made, whether or not distributed by Locate Technologies, the electing U.S. Holder will be required to annually include in gross income (a) as ordinary income, a pro-rata share of the ordinary earnings of Locate Technologies, and (b) as long-term capital gain, a pro-rata share of the net capital gain of Locate Technologies. An electing corporate U.S. Holder will not be eligible for the dividends received deduction with respect to the income or gain included in gross income under this rule. In addition, in the event that Locate Technologies incurs a net loss for a taxable year, the loss will not be available as a deduction to an electing U.S. Holder, and may not be carried forward or back in computing the ordinary earnings and net capital gain of Locate Technologies in other taxable years. In some cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. Holders may be permitted to elect to defer the payment of some or all of their United States federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

If Locate Technologies is treated as a PFIC for any taxable year during which a U.S. Holder held common shares, Locate Technologies will provide to a U.S. Holder, upon written request, all information and documentation that the U.S. Holder is required to obtain in connection with making a QEF election for United States federal income tax purposes.

In general, if a U.S. Holder fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that Locate Technologies is treated as a PFIC, the United States federal income tax consequences to the U.S. Holder will be determined under the so-called "interest charge" method. Under the interest charge regime:

*

any gain derived from the disposition of PFIC stock (possibly including a gift, an exchange in a corporate reorganization, or a grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years, or the U.S. Holder's holding period for the stock), will be treated as ordinary income that was earned ratably over each day in the U.S. Holder's holding period for the PFIC stock;

*

the portion of the gain or distribution that is allocable to prior taxable years, other than any year before Locate Technologies became a PFIC, will be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder; and

*

an interest charge will be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before Locate Technologies became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of a non-corporate U.S. Holder.

In many cases, application of the interest charge regime will have substantially more onerous United States federal income tax consequences than would result if a timely QEF election is made by a U.S. holder. Accordingly, if Locate Technologies is treated as a PFIC for any taxable year, U.S. holders are urged to carefully consider whether to make a QEF election and the consequences of not making the election.

As an alternative to the QEF election, a U.S. Holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange". Under applicable Treasury Regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on the exchange for any calendar year during which the stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Locate Technologies cannot assure U.S. Holders that the common stock will be treated as regularly traded on a qualified exchange.

If a valid mark-to-market election is made, the electing U.S. Holder generally would (a) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of the taxable year and the U.S. Holder's adjusted basis in the PFIC stock, and (b) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election.

Foreign Personal Holding Company

U.S. persons owning, directly or indirectly (on the last day of the corporation's taxable year), shares of a foreign corporation that is a "foreign personal holding company" ("FPHC") are required to include in their gross income a pro rata share of the FPHC's "foreign personal holding company income" that has not been distributed by the corporation to its shareholders during its taxable year. A foreign corporation will constitute a FPHC if more than 50% of its stock (by vote or value) is owned (directly or indirectly) by five or fewer individuals who are U.S. citizens or residents and at least 60% (50% in certain years following the year in which the corporation becomes a FPHC) of its gross income consists of "foreign personal holding company income." "Foreign personal holding company income" includes interest, dividends, royalties, certain rents, and gain from the sale of stock or securities. Based upon the expected size and distribution of common shares in the offering and among current holders, Locate Technologies does not expect to meet the FPHC stock ownership test immediately after the offering and, therefore, will not be a FPHC at such time. Locate Technologies does not expect to meet the income test immediately after the offering and, therefore, will not qualify as a FPHC based upon our income. However, future changes of ownership and income could cause Locate Technologies to become a FPHC.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a general description of the principal Canadian federal income tax considerations generally applicable to the holders of common shares acquired pursuant to this offering who at all relevant times hold such common shares as capital property, deal at arm's length with Locate Technologies, and are not affiliated with Locate Technologies, all within the meaning of the Income Tax Act (Canada) (the "Canadian Tax Act"). The common shares will generally be considered to be capital property to you unless held in the course of carrying on a business, in an adventure in the nature of trade, or as "mark-to-market property" for purposes of the Canadian Tax Act. Shareholders who will not hold their Locate Technologies common shares as capital property should consult their own tax advisors regarding their particular circumstances, as this summary does not apply to these holders. This summary does not take into account the potential application to certain "financial institutions," as defined in the Canadian Tax Act, of the "mark-to-market" rules.

This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, and counsel's understanding of the current published administrative practices and policies of the Canada Revenue Agency, all in effect as of the date of this document. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this document, although no assurances can be given that the proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary should not be construed to be legal or tax advice to any particular holder of common shares. Accordingly, prospective investors are urged to consult their own tax advisors for advice with respect to the tax consequences to them of acquiring, holding and disposing of Locate Technologies common shares.

Holders Resident in Canada

The following section of this summary applies to a holder of Locate Technologies common shares who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, is or is deemed to be resident in Canada at all relevant times (referred to in this summary as a "Canadian holder"). A Canadian holder whose Locate Technologies common shares might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making an irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

Taxation of Dividends

In the case of a Canadian holder who is an individual, dividends received or deemed to be received by the holder on Locate Technologies common shares will be included in computing the holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Dividends received by a corporation on Locate Technologies common shares must be included in computing the corporation's income but generally will be deductible in computing its taxable income. A "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, generally will be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on Locate Technologies common shares to the extent that such dividends are deductible in computing its taxable income.

Disposition of Common Shares

A disposition or deemed disposition of Locate Technologies common shares by a Canadian holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian holder of such shares immediately before the disposition. Under the provisions of the Canadian Tax Act, one-half of any capital gain realized by a Canadian holder will be required to be included as a taxable capital gain in computing income for the year of disposition. One-half of any capital loss (an "allowable capital loss") realized by a Canadian holder may be deducted against taxable capital gains realized in the year of disposition. Subject to detailed rules contained in the Canadian Tax Act, any excess of allowable capital losses over taxable capital gains may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains of those other taxation years.

Capital gains realized by an individual or trust (other than certain specified trusts) may be subject to alternative minimum tax under the Canadian Tax Act. If the Canadian holder of common shares is a corporation, the amount of any capital loss realized on the disposition or deemed disposition of a common share may be reduced by the amount of dividends received or deemed to have been received by it on such common share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

A Canadian-controlled private corporation (as defined in the Canadian Tax Act), may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Holders Not Resident In Canada

The following portion of the summary is generally applicable to a Locate Technologies shareholder:

*	who, at all relevant times, is neither a resident nor deemed to be a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty or convention;
*	who does not use or hold (and will not use or hold) and is not deemed to use or hold Locate Technologies common shares in, or in the course of, carrying on a business in Canada; and
*

to whom the Locate Technologies common shares do not constitute "taxable Canadian property" for purposes of the Canadian Tax Act (referred to in this summary as a "Non-Resident Shareholder"). Special rules which are not discussed in this summary apply to a non-resident that carries on an insurance business in Canada or elsewhere.

Generally, Locate Technologies common shares will not be taxable Canadian property to a Non-Resident Shareholder at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the New York Stock Exchange and the Nasdaq National Market) at that time, and the holder, persons with whom the holder does not deal at arm's length, or the holder together with all such persons has not owned 25% or more of the issued shares of any class or series in the capital of Locate Technologies at any time during the 60-month period that ends at the particular time. For this purpose, it is the position of the Canada Revenue Agency that holders of an interest in or option to acquire Locate Technologies common shares will be considered to hold the common shares to which such interest or option relates. Common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Canadian Tax Act.

Taxation of Dividends

Dividends on Locate Technologies common shares paid or credited or deemed under the Canadian Tax Act to be paid or credited to a Non-Resident Shareholder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in any applicable tax treaty where the holder is a resident of a country with which Canada has an income tax treaty. If the Non-Resident Shareholder is a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on Locate Technologies common shares generally will be subject to Canadian withholding tax at the rate of 15%.

Disposition of Common Shares

A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of Locate Technologies common shares.

SHARES ELIGIBLE FOR FUTURE SALE

U.S. Eligibility for Future Sales

As described below, no common shares outstanding immediately before this offering will be available for sale in the United States immediately after this offering as a result of various contractual restrictions on resale. Sales of substantial amounts of our common shares in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 11,822,463 outstanding common shares. Of these common shares, the 5,000,000 common shares offered for sale will be freely tradable without restriction in the United States under the Securities Act of 1933 unless purchased by our affiliates.

Of the remaining 11,322,463 common shares, 3,151,171 common shares were offered and sold outside the United States to non-U.S. persons who are not affiliates of Locate Technologies, 8,171,292 common shares are held by affiliates of Locate Technologies and no common shares held by existing shareholders are restricted securities. Common shares held by affiliates of Locate Technologies and restricted securities may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

As a result of the lockup agreements, which are described below, and the provisions of Rules 144, 144(k) and 701 described below, these shares will be available for sale in the U.S. public market as follows:

*	no common shares may be sold on or before 180 days from the date of this prospectus;
*

common shares were offered and sold outside the United States to non-U.S. persons who are not affiliates of Locate Technologies and may be eligible to be resold freely in the United States upon expiration or waiver of the lockup agreement with the underwriters; and

Rule 144.

In general, under Rule 144, a person, or group of persons whose shares are aggregated, that has beneficially owned any of our common shares that are restricted securities, as defined in Rule 144, for at least one year, is entitled to sell in the United States within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

*	1% of our common shares then outstanding, which will be approximately 140,440 shares immediately after this offering, or
*

the average weekly trading volume of our common shares in the public market during the four calendar weeks immediately before the sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about us.

Rule 144(k).

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not one of our affiliates, is entitled to sell these shares in the United States without complying with the manner of sale provisions, availability of current public information requirement, volume limitations or notice requirements of Rule 144.

Rule 701.

In general under Rule 701, any of our employees, officers, directors, consultants or advisors who purchased or received shares from us before this offering under a compensatory stock or option plan or written agreement will be eligible to resell their shares in the United States in reliance on Rule 144. Non-affiliates will be able to sell their shares in the United States subject only to the manner of sale provisions of Rule 144. Affiliates are subject to all of the provisions of Rule 144 except that they will be able to sell their shares without compliance with the holding period requirement of Rule 144.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 500,000 shares of common stock on all or nothing basis basis. The offering price is $1.00 per share. Funds received from subscribers will be immediately used by us as set forth in the Use of Proceeds section of this prospectus.

We will sell the shares in this offering through, Lorne Drever, Ken Smelquist, our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey and/or Washington D.C.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "CONRAD C. LYSIAK, ATTORNEY AT LAW, IOLTA TRUST ACCOUNT."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

This offering is being made concurrently in the United States and in the Qualifying Provinces. The common shares will be offered in the United States through the officers and directors directly.

Prior to this offering, there has been no public market for the shares. The initial public offering price will be determined by our officers and directors.

LEGAL MATTERS

Certain legal matters in connection with the common shares offered by this prospectus and certain tax matters will be passed upon for us by Conrad C. Lysiak, Attorney and Counselor at Law, 601 West First Avenue, Suite 503, Spokane, Washington, our United States counsel.

EXPERTS

Our financial statements as at and for the periods ended June 30, 2005, December 31, 2004 and 2003 have been included in this prospectus in reliance upon the report of Manning Elliott, Chartered Accountants, 1050 West Pender Street, Vancouver, British Columbia, Canada, V6E 3S7, independent chartered accountants, upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act.

EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$1,200
NASD filing fee	$0
Blue Sky fees and expenses	$2,000
Attorneys' fees and expenses	$35,000
Accountants' fees and expenses	$32,000
Transfer Agent's and Registrar's fees and expenses	$2,000
Printing and engraving fees	$2,000
Miscellaneous	$800

Total	$75,000

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS TABLE OF CONTENTS

Financial Table of Contents

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Locate Technologies, Inc.

We have audited the accompanying balance sheets of Locate Technologies, Inc. as of June 30, 2005, December 31, 2004 and 2003 and the related statements of operations, cash flows and stockholders' deficit for the six month period ended June 30, 2005 and for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Locate Technologies, Inc., as of June 30, 2005, December 31, 2004 and 2003, and the results of its operations and its cash flows for the six month period ended June 30, 2005 and for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not attained profitable operations since inception and has a working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott"
CHARTERED ACCOUNTANTS
Vancouver, Canada
September 30, 2005

Financial Table of Contents

Locate Technologies, Inc.
Balance Sheets
 (Expressed in Canadian Dollars)

	June 30, 2005 $	December 31, 2004 $	December 31, 2003 $
ASSETS
Current Assets
Cash	23,285	27,058	-
Accounts receivable	39,297	156,764	-
Inventory	114,553	88,769	35,296
Due from related company (Note 6(c))	23,251	-	7,470
Other current assets	5,000	-	6,421

Total Current Assets	205,386	272,591	49,187
Property and Equipment (Note 3)	21,216	24,676	35,948

Website Development Costs (Note 4)	-	-	2,782

Deferred Financing Costs (Note 5)	30,096	30,096	30,096

Total Assets	256,698	327,363	118,013

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Bank overdraft	-	-	28,305
Accounts payable	124,054	158,431	46,411
Accrued liabilities	23,501	16,001	71,531
Notes payable (Note 7)	80,000	140,000	-
Other current liabilities	30,543	20,457	-
Due to related parties (Notes 6(a), (b) (c) and (g))	224,399	236,183	36,012

Total Liabilities	482,497	571,072	182,259

Contingencies and Commitments (Notes 1 and 9)
STOCKHOLDERS' DEFICIT

Common stock: Unlimited number authorized with no par
value; 11,322,463, 11,322,463, and 11,374,266 issued and
outstanding, respectively	2,110,199	2,110,199	2,130,649
Common stock subscribed	16,500	16,500	-
Donated capital (Note 6(f))	213,902	213,902	-
Deficit	(2,566,400)	(2,584,310)	(2,194,895)

Total Stockholders' Deficit	(225,799)	(243,709)	(64,246)

Total Liabilities and Stockholders' Deficit	256,698	327,363	118,013

(The accompanying notes are an integral part of these financial statements)

Financial Table of Contents

Locate Technologies, Inc.
Statements of Operations
 (Expressed in Canadian Dollars)

	June 30,		December 31,
	2005	2004	2004	2003	2002
	$	$	$	$	$
	(audited)	(unaudited)	(audited)	(audited)	(audited)

Revenues	520,691	-	474,167	135,964	20,161

Cost of Sales	109,613	-	228,736	77,582	13,504

Gross Margin	411,078	-	245,431	58,382	6,657

Operating Expenses
Selling, general and administrative (Schedule)	242,892	221,242	408,952	467,597	508,136
Research and development	124,938	73,380	194,844	195,074	270,100
Amortization	3,460	-	10,505	14,124	16,965

Total Operating Expenses	371,290	294,622	614,301	676,795	795,201

Income (Loss) From Operations	39,788	(294,622)	(368,870)	(618,413)	(788,544)

Other Expense
Interest	(21,878)	-	(14,036)	(2,282)	(6,333)
Loss on disposal of assets	-	-	(6,509)	-	(621)

Net Income (Loss)	17,910	(294,622)	(389,415)	(620,695)	(795,498)

Net Loss Per Share - Basic and Diluted	$ -	$(0.03)	$(0.03)	$(0.06)	$(0.09)

Weighted Average Shares Outstanding	11,322,000	11,374,000	11,350,000	10,085,000	8,824,000

(The accompanying notes are an integral part of these financial statements)

Financial Table of Contents

Locate Technologies, Inc.
Statements of Cash Flows
 (Expressed in Canadian Dollars)

	June 30,		December 31,
	2005	2004	2004	2003	2002
	$	$	$	$	$
	(audited)	(unaudited)	(audited)	(audited)	(audited)
Operating Activities
Net income (loss)	17,910	(294,622)	(389,415)	(620,695)	(795,498)
Adjustments to reconcile net loss to net cash used
by operating activities:
Amortization	3,460	-	10,505	14,124	16,965
Loss on disposal of assets	-	-	6,509	-	621
Donated salaries and benefits	-	97,840	213,902	-	-

Change in operating assets and liabilities
(Increase) decrease in accounts receivable	117,467	(17,124)	(156,764)	6,077	184,457
Increase in inventory	(25,784)	(94,621)	(53,473)	(19,695)	(3,186)
(Increase) decrease in other current assets	(5,000)	6,421	6,421	24,549	(28,413)
Increase (decrease) in accounts payable and accrued
liabilities	(55,140)	176,821	56,490	(7,354)	(69,301)
Increase in other current liabilities	10,086	-	20,457	-	-
Increase (decrease) in advances from related company	(6,772)	150,605	207,641	24,414	8,928

Net Cash Provided by (Used in) Operating Activities	56,227	25,320	(77,727)	(578,580)	(685,427)

Investing Activities
Purchase of property and equipment	-	-	(2,960)	(2,170)	(12,930)
Proceeds on disposal of property and equipment	-	-	-	-	900

Net Cash Flows Used in Investing Activities	-	-	(2,960)	(2,170)	(12,030)

Financing Activities
Borrowings (repayment) from bank overdraft	-	(25,320)	(28,305)	3,039	25,266
Proceeds from notes payable	-	-	140,000	-	-
Repayment of note payable	(60,000)	-	-	-	-
Proceeds from common stock subscriptions	-	-	16,500	-	670,363
Proceeds from issuance of common stock	-	-	-	588,087	10,000
Payment on retirement of common stock	-	-	(20,450)	-	-
Payment of deferred financing costs	-	-	-	(10,376)	(19,720)

Net Cash Flows Provided by (Used in) Financing Activities	(60,000)	(25,320)	107,745	580,750	685,909

Change In Cash and Cash Equivalents	(3,773)	-	27,058	-	(11,548)

Cash and Cash Equivalents, Beginning of Period	27,058	-	-	-	11,548

Cash and Cash Equivalents, End of Period	23,285	-	27,058	-	-

Supplemental Disclosures
Interest paid	22,324	893	9,933	4,115	2,153
Income taxes paid	-	-	-	-	-

(The accompanying notes are an integral part of these financial statements)

Financial Table of Contents

Locate Technologies, Inc.
Statement of Stockholders' Deficit
 (Expressed in Canadian Dollars)

	Common Stock		Common Stock Subscribed		Donated		Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
	#	$	#	$	$	$	$

Balance - December 31, 2001	8,817,728	855,199	-	-	-	(778,702)	76,497

Subscriptions for common shares	-	-	1,340,726	670,363	-	-	670,363

Issuance of common shares for cash proceeds of $0.78 per share	12,755	10,000	-	-	-	-	10,000

Net loss for the year	-	-	-	-	-	(795,498)	(795,498)

Balance - December 31, 2002	8,830,483	865,199	1,340,726	670,363	-	(1,574,200)	(38,638)

Issuance of subscribed shares	1,340,726	670,363	(1,340,726)	(670,363)	-	-	-

Issuance of common shares for cash proceeds of $0.50 per share, net of $11,500 of issuance costs	1,203,057	595,087	-	-	-	-	595,087

Net loss for the year	-	-	-	-	-	(620,695)	(620,695)

Balance - December 31, 2003	11,374,266	2,130,649	-	-	-	(2,194,895)	(64,246)

Subscriptions for common shares	-	-	66,000	16,500	-	-	16,500

Cancellation of common shares purchased for $0.39 per share	(51,803)	(20,450)	-	-		-	(20,450)

Donated services received from related company	-	-	-	-	213,902	-	213,902

Net loss for the period	-	-	-	-	-	(389,415)	(389,415)

Balance - December 31, 2004	11,322,463	2,110,199	66,000	16,500	213,902	(2,584,310)	(243,709)

Net income for the year	-	-	-	-	-	17,910	17,910

Balance - June 30, 2005	11,322,463	2,110,199	66,000	16,500	213,902	(2,566,400)	(225,799)

(The accompanying notes are an integral part of these financial statements)

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
 (Expressed in Canadian Dollars)

1.	Nature of Operations and Continuance

Locate Technologies, Inc. ("the Company") was incorporated under the Business Corporations Act in the Province of Alberta on May 30, 2000 and commenced operations on January 1, 2001. The Company is based in Edmonton, Canada and provides proprietary wireless internet solutions to various automatic meter reading (AMR) markets. The Company's AMR solution employs specialized hardware and software that has residential and commercial applications.

The Company has a stockholders' deficit of $225,799 at June 30, 2005 and a working capital deficiency of $277,111. The Company plans to generate sufficient cash flows from sales to meet its long-term requirements; however, the Company needs additional financing to carry out its business plan. No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to the Company. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that may be required should the Company be unable to continue as a going concern.

The Company is in the process of filing an F-1 Registration Statement with the United States Securities and Exchange Commission and also plans to issue additional common shares for cash proceeds.

2.	Summary of Significant Accounting Principles

	a)	Basis of Presentation

The financial statements and notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in Canadian dollars. The Company' s year end is December 31.

	b)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

	c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant estimates have been applied include the recoverability of property and equipment. Actual results could differ from those estimates.

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Principles (continued)

	d)	Inventory
Inventory consists primarily of hardware components and is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

	e)	Property and Equipment

Property and equipment is recorded at cost and amortized using the declining balance method. Half amortization is taken in the year of acquisition and none in the year of disposal. The annual amortization rates are as follows:

Furniture and fixtures	20%
Computer equipment	30%
Computer software	100%
Shop equipment	30%

Amortization of leasehold improvements is recorded on a straight-line basis over the remaining term of the lease plus the first renewal option, being a total term of six and one-half years.

f)	Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, "Accounting for Website Development Costs".

Costs associated with the website will consist primarily of software purchased from a third party. These capitalized costs will be amortized based on their estimated useful life over four years. Payroll and related costs will not be capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content will be expensed as incurred.

g)	Development Costs

Costs related to the enhancement of existing modems and computer products are expensed as incurred until technological feasibility in the form of a working model has been established. The time period between the establishment of technological feasibility and completion of product development is expected to be short, therefore the Company has not capitalized product development costs during the respective periods.

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Principles (continued)

	h)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. The Company has no dilutive potential shares.

	i)	Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or products shipped, and collectibility is reasonably assured.

The Company will recognize revenue from licensing its products in accordance with AICPA Statement of Position No. 97-2, as amended, "Software Revenue Recognition" and SAB 101. Revenue from licensing its products is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection of the resulting receivable is probable, and returns can be reasonably estimated. This policy is prospective in nature as the Company has not generated any licensing revenues.

	j)	Allowance for Bad Debts

The Company continually monitors timely payments and assesses any collection issues. The allowance for its bad debts is based on the Company's detailed assessment of the collectibility of specific customer accounts. Any significant customer accounts that are not expected to be collected are excluded from revenues.

	k)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. The Company has no items that represent comprehensive loss for any of the periods presented and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Principles (continued)

	l)	Long-Lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment losses when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	m)	Foreign Currency

The Company's functional and reporting currency is the Canadian dollar. Foreign currency transactions and balances are translated in accordance with SFAS, No. 52 "Foreign Currency Translation". Transactions undertaken in a currency other than the Canadian dollar are remeasured into Canadian dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Gains and losses arising on remeasurement or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	n)	Concentrations

Financial instruments consist of accounts receivable, accounts payable and accrued liabilities, bank overdraft, notes payable and advances due and from related parties. The fair values of these financial instruments were estimated to approximate their carrying values due to their immediate or short-term maturity. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

The Company's products are primarily sold to utility companies located throughout North America. For the period ended June 30, 2005 and for the years ended December 31, 2004, 2003, and 2002, sales to a single customer represented approximately 79%, 54%, 91%, and 50% of total revenues, respectively.

	o)	Income taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Principles (continued)

	p)	Advertising

The Company charges to operations the costs of advertising as incurred. Advertising expense was $15,247, $5,659, $8,852, and $23,470 for the period ended June 30, 2005 and the years ended December 31, 2004, 2003 and 2002, respectively.

	q)	Research and Development
Expenditures for research and development are charged to operations as incurred.

	r)	Share Issuance Costs
Costs incurred in connection with issuing and registering shares are deducted from proceeds received.

	s)	Shipping and Handling Costs
The Company' s shipping and handling costs are included in cost of sales.

	t)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Principles (continued)

	t)	Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Property and Equipment

	Cost $	Accumulated Amortization $	June 30, 2005 Net Book Value $	December 31, 2004 Net Book Value $	December 31, 2003 Net Book Value $

Furniture and fixtures	6,341	3576	2,765	3,070	3,838
Leasehold improvements	20,446	12,566	7,880	9,439	12,584
Computer equipment	19,135	12,456	6,679	7,847	14,126
Computer software	3,130	3,130	-	-	-
Shop equipment	7,500	3,608	3,892	4,320	5,400

	56,552	35,336	21,216	24,676	35,948

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

4.     Website Development Costs

			June 30,2005	December 31, 2004	December 31, 2003
		Accumulated	Net Book	Net Book	Net Book
	Cost	Amortization	Value	Value	Value
	$	$	$	$	$

Website Development Costs	11,120	11,120	-	-	2,782

5.	Deferred Financing Cost

The Company paid $30,096 for professional fees relating to the preparation of an F-1 Registration Statement to be filed with the United States Securities and Exchange Commission. These costs will be deducted from proceeds received from securities offered for sale pursuant to the F-1 Registration Statement.

6.	Related Party Transactions/Balances

a)

During the year, the Company paid management fees to a company controlled by a shareholder and director in the amount of $50,000 (2004: $100,000; 2003: $139,518). The related company, 706166 Alberta Ltd., owns 5,000,000 common shares or approximately 44% of the Company. The Company has a Management Agreement with this related company (see Note 9(a)). The Company has an amount of $153,070, $132,932, and $36,012 owing to this related company as of June 30, 2005, December 31, 2004, and 2003 respectively.

	b)	The Company has an amount owing of $62,148 and $36,465 to the President of the Company as of June 30, 2005 and December 31, 2004. No amounts were owing or owed at December 31, 2003.

c)

The Company has an amount owing of $23,251 from Tubtron Controls Corp. (" related company" ), a related company incorporated in Alberta, Canada. At December 31, 2004, the Company owed the related company $38,523. The President of the Company owns 26% of this related company. A shareholder of Locate owns 31% of this related company.

d)

During the year ended December 31, 2003, consulting fees were paid to a shareholder of the Company in the amount of $75,000. No consulting fees were paid for during the period ended June 30, 2005 and year ended December 31, 2004.

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

6.	Related Party Transactions/Balances (continued)

	e)	The Company has a property lease agreement with a company controlled by a shareholder (Note 9(b)).

	f)	During the year ended December 31, 2004, the Company received donated services for salaries and benefits from a related company in the amount of $213,902.

g)

The Company has an amount owing of $9,181 and $28,263 to Optimum Wireless Inc., and Optimum Instruments Inc., companies controlled by a significant shareholder in the Company for purchases of inventory. No amounts were owing or owed at December 31, 2003.

7.	Notes Payable

The Company issues short-term notes payable for cash proceeds to finance its' sales operations. The notes are unsecured, and payable on demand with terms not to exceed 120 days.

	June 30, 2005 $	December 31, 2004 $	December 31, 2003 $

Promissory note, due February 7, 2005 bearing interest and loan fees totalling $5,600	-	80,000	-

Promissory note, due February 16, 2005 bearing interest and loan fees totalling $4,200	-	60,000	-

Promissory note, due August18, 2005 bearing interest and loan fees totalling $5,600	80,000	-	-

	80,000	140,000	-

As at June 30, 2005 and December 31, 2004, interest expense of $19,420 and $11,893 was incurred on the notes payable respectively.

8.	Common Shares

During the year ended December 31, 2004, the Company repurchased and cancelled 51,803 common shares for total proceeds of $20,450. The Company also received subscriptions for 66,000 common shares for total proceeds of $16,500. The common shares from the subscription have not been issued.

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

8.	Common Shares

a)

During the year ended December 31, 2003, the Company issued 1,203,057 common shares for total proceeds of $595,087, net of issuance costs of $11,500. Also the Company issued 1,340,726 common shares subscribed for during the year ended December 31, 2002 (see Note (c)).

b)

During the year ended December 31, 2003, the Company received subscriptions for 1,340,726 shares of common stock for total proceeds of $670,363. The common shares were issued during the year ended December 31, 2003.

	c)	During the year ended December 31, 2002, the Company issued 12,755 common shares for total proceeds of $10,000.

	d)	During the year ended December 31, 2001, the Company issued 1,558,588 common shares for total proceeds of $855,121, net of issuance costs of $16,944.

	e)	The Company issued 7,250,000 founder shares during the period from inception (May 30, 2000) to December 31, 2000 including 5,000,000 shares to a company controlled by the President.

9.	Commitments

a)

The Company has a Management Agreement ("The Agreement") with a related company, 706166 Alberta Ltd., which is owned by the President of the Company. Pursuant to the Agreement the Company pays a management fee of $100,000 annually which is payable in equal monthly instalments on the last day of each month. The Agreement expires on July 31, 2006. Either party may cancel the Agreement within ninety days of the end of the term or any renewal period. Under the Agreement, the related company was granted an option to acquire 5,000,000 common shares of the Company at a price of $0.00001 per share.

	b)	The Company's total contractual obligation for 2006, under a one year property lease agreement, exclusive of occupancy costs is $18,000.

The Company incurred total rent expense of $9,000, $18,000, $14,331 and $19,045 for the period ended June 30, 2005 and for the years ended December 31, 2004, 2003 and 2002, respectively.

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

10.	Income Taxes

A reconciliation of the provision (benefit) for income taxes at the federal statutory rate of 35.6% compared to the Company's effective tax rate follows:

June 30, 2005 $	December 31, 2004 $	December 31, 2003 $

Statutory federal provision (benefit) from income taxes	6,380	(138,710)	(221,092)

Utilization of tax loss carryforward	(6,380)	-	-
Valuation allowance	-	138,710	221,092

Provision for income taxes	-	-	-

The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes". Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. The valuation allowance established against the deferred tax assets decreased by $12,000 for the period ended June 30, 2005 and increased by $250,000 for the year ended December 31, 2004.

The tax effect of the significant temporary differences that would comprise tax assets and liabilities at year end are as follows:

	June 30, 2005 $	December 31, 2004 $	December 31, 2003 $
Deferred tax assets:
Property and equipment	17,000	16,000	11,000
Operating loss carryforwards	802,000	815,000	570,000

Total deferred tax assets	819,000	831,000	581,000

Valuation allowance	(819,000)	(831,000)	(581,000)

Net deferred tax assets	-	-	-

Financial Table of Contents

Locate Technologies, Inc.
Notes to the Financial Statements
(Expressed in Canadian Dollars)

10.	Income Taxes (continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The amount of the deferred tax asset considered realizable could change materially in the near term based on future taxable income during the carryforward period.

The Company has approximately $2,385,000 of losses available for Canadian income tax purposes to reduce taxable income of future years. The losses expire as follows:

2008	$719,000
2009	$747,000
2010	$570,000
2014	$349,000

Locate Technologies Inc.
Schedule of Selling, General and Administrative Expenses
(Expressed in Canadian Dollars)
(unaudited)

	June 30,		December 31,
	2005 $	2004 $	2004 $	2003 $	2002 $

Selling, General and Administrative

Advertising and promotion	47,038	23,032	62,972	28,963	69,066
Contract service	34,348	-	23,533	76,352	41,440
Interest and bank charges	524	1,234	1,481	4,129	2,153
Loss (gain) on foreign exchange	(10,398)	-	10,926	(3,824)	-
Management fees	50,000	50,000	100,000	139,518	114,221
Office and administration	22,808	28,422	31,901	24,298	30,544
Professional fees	34,723	74,337	72,369	82,358	43,918
Rent and utilities	16,393	10,963	34,551	22,136	38,631
Salaries and related benefits	40,765	24,460	53,826	57,912	117,863
Travel	6,691	8,794	17,393	35,755	50,300

Total Selling, General and Administrative Expenses	242,892	221,242	408,952	467,597	508,136

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including _______________________, 2005 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

The Articles of Association of Locate Technologies (the "Company") provide that every director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on the part of such person, shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company, whether the Company is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the shareholders over all other claims.

The Articles of Association further provides that no director or officer, former director or officer, or person who acts or acted at the Company's request, as a director or officer of the Company, in the absence of any dishonesty on such person's party, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for the loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts or any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Item 7. Recent Sales of Unregistered Securities

During the last three years, Locate Technologies has made the following sales of unregistered securities. The securities in each of these transactions were issued pursuant to exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, Rule 701 under the Securities Act, or Regulation S under the Securities Act, or the securities were offered and sold outside of the United States in transactions not subject to the Securities Act. No underwriting discount or commission was involved in any of such sales, and the proceeds to us of such sales were used for working capital and acquisitions. Unless otherwise stated, the consideration stated is in United States dollars.

Name and Address	Date	Shares	Consideration

To be filed by Amendment

Item 8. Exhibits

Exhibit No.	Document Description

3.1	Articles of Incorporation

3.2	Bylaws

10.1	Contract Management Agreement

10.2	Employment Agreement

10.3	Agreement between Optimum Instruments Inc. and Locate Technologies

10.4	Management Agreement

23.1	Consent of Manning Elliott, Chartered Accountants

23.2	Consent of Conrad C. Lysiak, Legal Counsel

Item 9. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1

For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Province of Alberta, on 9th day of November, 2005.

LOCATE TECHNOLOGIES INC. Registrant

By:	/s/ Lorne Drever
Lorne Drever
president, chief executive officer, treasurer and chief financial officer and a member of the board of directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Lorne Drever Lorne Drever	president, chief executive officer, treasurer and chief financial officer and a member of the board of directors	November 9, 2005
/s/ Ken Smelquist Ken Smelquist	vice president of technology	November 9, 2005